Exhibit 4.15

EXECUTION VERSION

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of November 15, 2013, is by and between ICBC Credit Suisse Asset Management (International) Company Limited, a company organized under the laws of Hong Kong (the “Purchaser”), and China Mobile Games and Entertainment Group Limited, a company organized under the laws of the Cayman Islands (the “Company”). The Purchaser and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser desire to provide for the issuance, sale and purchase of the number of American depositary shares (the “ADSs”), each representing 14 Class A ordinary shares of the Company, par value US$0.001 per share (the “Class A Ordinary Shares”), as set forth in Section 1.1, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to issue, sell and deliver to the Purchaser, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature other than those imposed by the Memorandum and Articles of Association of the Company, and the Purchaser agrees to purchase from the Company, on the Closing Date (as defined below), 10,350 ADSs (the “Purchase Shares”).

Section 1.2 Purchase Price. The total consideration payable by the Purchaser to the Company (the “Purchase Price”) shall be US$150,075.

Section 1.3 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchase Shares shall be held at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on November 29, 2013, or any other date and time that is agreed upon in writing by the Company and the Purchaser (the “Closing Date”). At the Closing:

(i) the Purchaser shall deliver the Purchase Price to the Company by wire transfer in immediately available funds, and

(ii) the Company shall deliver to the Purchaser (x) evidence of the issuance of the Class A Ordinary Shares underlying the Purchase Shares to The Bank of New York Mellon (the “Depositary”) for deposit with the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as the custodian (the “Custodian”) under the deposit agreement by and among the Company, the Depositary and the holders from time to time of the ADRs evidencing the ADSs (the “Deposit Agreement”), and (y) a copy of irrevocable instructions to the Depositary instructing it to deliver to the Purchaser the Purchase Shares evidenced by one or more ADRs, registered in the name of the Purchaser or its nominee. The Company shall cause the Depositary to deliver to the Purchaser or a recipient designated by the Purchaser certificates of ADRs evidencing the Purchase Shares as soon as practicable, but in no event more than eight (8) business days after the Closing Date.

Section 1.4 Closing Conditions.

(a) Conditions of the Purchaser for the Closing. The obligation of the Purchaser to purchase and pay for the Purchase Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchase Shares shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (except for representations and warranties that are qualified by materiality or Material Adverse Effect (as defined herein), which shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date and there shall have been no Material Adverse Effect with respect to the Company or any entity over which it has the power or authority to direct the business, management and policies, whether through the ownership of voting securities, by contract or otherwise, directly or indirectly (each a “Subsidiary”), since the date hereof. The Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the legality validity or enforceability of this Agreement, (ii) the financial condition, assets, liabilities, results of operations, business, or operations of the Company taken as a whole, or (iii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement.

(iii) All obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed.

(iv) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(v) From the date hereof to the Closing Date, trading in the ADSs of the Company shall not have been suspended by the Securities Exchange Commission (the “SEC”) or the Company’s principal trading market, the Nasdaq Global Market, or any other securities exchange on which the equity securities are listed or quoted for trading on the date in question (the “Trading Market”).

(vi) There must not have been commenced or threatened any proceeding or action (i) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated this Agreement, that in either case would materially affect the ability of the Purchaser or the Company to consummate the transactions contemplated by this Agreement.

(b) Conditions of the Company. The obligation of the Company to issue and sell the Purchase Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchase Shares shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Authority.

(i) The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. Neither the Company nor any of its Subsidiaries is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(ii) The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of the Company and its board of directors. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when executed by the Purchaser and delivered in accordance with the terms hereof will constitute the valid and legally binding obligations of the Company, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Capitalization.

(i) The authorized share capital of the Company consists of 750,000,000 Class A Ordinary Shares and 250,000,000 Class B ordinary shares, par value US$0.001 per share (the “Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Shares”), of which, as of the date of this Agreement, 167,867,322 Class A Ordinary Shares, 180,821,228 Class B Ordinary Shares and 26,485,961 contingently redeemable Class A Ordinary Shares (the “Contingent Redeemable Ordinary Shares”) are issued and outstanding. All issued and outstanding Shares of the Company are validly issued, fully paid and nonassessable. As of the date of this Agreement, no Shares are reserved for future issuance except as provided in the share option scheme of the Company (the “Share Option Scheme”), the vesting and exercisability of which shall not accelerate due to this Agreement or the Closing. Except for the Share Option Scheme and warrants to purchase an aggregate of 7,700,000 shares issued to third parties, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except for the Contingent Redeemable Ordinary Shares, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person. As used herein, “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(ii) All outstanding Shares and all outstanding awards under the Share Option Scheme and all outstanding shares of capital stock of each of the Subsidiaries have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts. The Company or any of its Subsidiaries has not issued any notes, bonds or other debt securities, or any option, warrant or other right to acquire the same, of the Company or any of its Subsidiaries. “Securities Laws” means the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the listing rules of, or any listing agreement with the Nasdaq Global Market and any other applicable law regulating securities or takeover matters.

(c) Due Issuance of the Purchase Shares. The Class A Ordinary Shares underlying the Purchase Shares have been duly authorized and, when issued and delivered to the Custodian and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the Purchase Shares, when issued by the Depositary against the deposit of the Class A Ordinary Shares underlying the Purchase Shares in respect thereof in accordance with the provisions of the Deposit Agreement and paid for by the Purchaser pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The Purchase Shares, when issued, shall be free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act, and upon delivery and entry into the register of members of the Company will transfer to the Depositary good and valid title to the Class A Ordinary Shares underlying the Purchase Shares.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Memorandum and Articles of Association, bylaws or other constitutional documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its Subsidiaries is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries assets are subject, or (iii) conflict with or result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including foreign, federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected. There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

(e) Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third-party, except such as have been obtained, made, given or will be made promptly hereafter.

(f) Compliance with Laws. The business of the Company and each of its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) SEC Filings; Financial Statements.

(i) The Company has filed all forms, reports, schedules, and documents required to be filed by it with the SEC since September 20, 2012, including (i) its annual report on Form 20-F for the fiscal year ended December 31, 2012 (the “Annual Report”), (ii) its quarterly earnings release dated August 28, 2013 for the quarter ended June 30, 2013 and (iii) all other forms, reports, schedules, registration statements and other documents required to be filed by the company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, filed by the Company with the SEC since September 20, 2012 (the forms, reports, schedules, and other documents referred to in clauses (i), (ii) and (iii) above being, collectively, the “SEC Reports”). The SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not have had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; however, a Material Adverse Effect will not be deemed to have taken place if such adjustments result from (v) changes in the trading price of the Company’s ADSs, (w) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (x) changes in generally accepted accounting principles that are generally applicable to comparable companies, (y) changes in economic and market conditions in general or in the industry in which the Company operates, and (z) effects or changes relating to the Company’s share based compensation expenses).

(iii) Except as and to the extent set forth on the audited consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2013, including the notes thereto (the “Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed in accordance with GAAP, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 2013, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. However, a Material Adverse Effect will not be deemed to have taken place if such liability or obligation results from (v) changes in the trading price of the Company’s ADSs, (w) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (x) changes in generally accepted accounting principles that are generally applicable to comparable companies, (y) changes in economic and market conditions in general or in the industry in which the Company operates, and (z) effects or changes relating to the Company’s share based compensation expenses. None of the Company or its Subsidiaries is a party to any contract or any commitment providing for an interest rate, currency or commodity swap, derivative, forward purchase or sale or other transaction similar in nature or effect or involving any off-balance sheet financing.

(h) Events Subsequent to Most Recent Fiscal Period. Since June 30, 2013, there has not occurred any Material Adverse Effect or any event, fact, circumstance or occurrence that would reasonably be expected to result in a Material Adverse Effect. However, a Material Adverse Effect will not be deemed to have taken place under this paragraph (h) if such event, fact, circumstance or occurrence results from (v) changes in the trading price of the Company’s ADSs, (w) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (x) changes in generally accepted accounting principles that are generally applicable to comparable companies, (y) changes in economic and market conditions in general or in the industry in which the Company operates, and (z) effects or changes relating to the Company’s share based compensation expenses.

(i) Litigation. There is no action, suit, inquiry, notice of proceeding, or investigation by or against the Company or any of its Subsidiaries or affecting the business or any of the assets of the Company or any of its Subsidiaries pending before any court or governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any court or governmental authority which could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the knowledge of the Company any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under foreign, federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary. The SEC has not issued any stop order or other order suspending the effectiveness of any document or registration statement filed by the Company or any Subsidiary with the SEC.

(j) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(k) Regulatory Permits. Except as disclosed in the SEC Reports, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Annual Report, except where the failure to possess such certificates, authorizations and permits could not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificates, authorizations and permits.

(l) Title to Assets. The Company and its Subsidiaries have good and marketable title to all personal property owned by the Company and its Subsidiaries and defensible title to all other property owned by the Company and its Subsidiaries, free and clear of all liens and no royalty is payable in respect of any of them. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases. All property, leases or claims in which the Company or any Subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting where the failure to be so would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(m) Patents and Trademarks. The Company and its Subsidiaries have, or have rights to use, all material patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Annual Report (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any person, which could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and markets in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its respective business without a significant increase in cost. The Company and, if applicable, each of the Subsidiaries has sufficiently provided for an adequate reserve related to present or future abandonment and related costs.

(o) Money Laundering Laws. The operations of each of the Company and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency, and to the knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary thereof with respect to any such money laundering statutes, rules, regulations or guidelines is pending or threatened.

(p) Transactions with Affiliates and Employees. Except as set forth in the Annual Report, to the knowledge of the Company, none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any Subsidiary (other than for services as consultants, employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $20,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company or any of its Subsidiaries.

(q) Sarbanes-Oxley; Internal Accounting Controls. The Company and its Subsidiaries are in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are effective and applicable to it. Except as set forth in the Annual Report, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Annual Report (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(r) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2, no registration under the Securities Act is required for the offer and sale of the Purchase Shares by the Company to the Purchaser as contemplated hereby.

(s) Registration Rights. Except for (i) certain piggyback rights given to certain warrant holders and (ii) the registration rights granted to the Purchaser pursuant to Article V of this Agreement, as of the date of this Agreement, no Person has any right to cause the Company to effect the registration of any securities of the Company under the Securities Act.

(t) Listing and Maintenance Requirements. The Company’s equity securities are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the equity securities under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2, neither the Company, nor any of its affiliates, nor any Person acting on its behalf or their behalves has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company within the last six months for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(v) Tax Status. Except as disclosed in the SEC Reports, the Company and its Subsidiaries (i) have prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which they are subject, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and its Subsidiaries and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to have a Material Adverse Effect.

(w) No Directed Selling Efforts. Neither the Company nor any Person acting on behalf of the Company has engaged in any “directed selling efforts” (as such term is defined in Regulation S) in connection with the offer and sale of the Purchase Shares to the Purchaser. The Company has offered the Purchase Shares for sale only to the Purchaser and such offers and sales have occurred outside the United States in an “offshore transaction” (as defined in Regulation S).

(x) Foreign Corrupt Practices. Neither the Company or any Subsidiary, nor, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any Subsidiary of the Company, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or to any officers or employees of any state-owned enterprises from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary thereof (or made by any Person acting on the behalf of the Company or any Subsidiary thereof of which the Company is aware) which is in violation of law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or of any applicable anti-corruption, anti-bribery, anti-graft or similar such laws, rules, regulations or ordinances.

(y) Accountants. The Company’s auditor is Ernst & Young Hua Ming LLP. Such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) has expressed its opinion with respect to the financial statements included in the Company’s annual report for the year ended December 31, 2012. There are no disagreements presently existing, or reasonably anticipated by the Company to arise, between the Company and the auditors employed by the Company or its Subsidiaries which could affect the Company’s or any Subsidiary’s ability to perform any of its obligations under the Agreement.

(z) Labor Relations; Employee Benefits. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or its Subsidiaries and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer of the Company or any Subsidiary, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third-party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Except as disclosed in the SEC Reports, the Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than statutory social insurance plans operated under the applicable laws of the PRC, none of the PRC Subsidiaries provides or is required to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of any PRC Subsidiaries.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of Hong Kong, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third-party, except as have been obtained, made or given.

(e) No Conflict. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, Purchaser.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchase Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchase Shares in violation of the Securities Act or any other applicable law.

(iii) Not U.S. person. The Purchaser is not a “U.S. person” (as such term is defined in Regulation S) and is not purchasing the Purchase Shares for the account or benefit of a “U.S. person”.

(iv) Distribution Compliance Period. The Purchaser acknowledges that all offers and sales of the Purchase Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S) be made only in accordance with Regulation S, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom.

(v) Restrictive Legend. The Purchaser understands that the ADRs evidencing the Purchase Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS RECEIPT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL SATISFACTORY TO THE DEPOSITARY.”

(vi) Information. The Purchaser has been furnished access to all materials such Purchaser has requested relating to the Company and its Subsidiaries and other due diligence information and documents and the Purchaser has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchase Shares.

(vii) No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(g) Financing. The Purchaser has sufficient funds available to it to purchase all of the Purchase Shares pursuant to this Agreement.

ARTICLE III

COVENANTS

Section 3.1 Further Assurances. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 7.2, the Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

Section 3.2 Ordinary Course Operations. Between the date of this Agreement and the Closing, the Company and its Subsidiaries shall operate their respective businesses only in the ordinary course consistent with past practice.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, but excluding consequential damages, special or incidental damages, indirect damages, punitive damages, lost profits, and diminution in value (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party; or (iii) in the case of the Purchaser as an Indemnified Party, any action instituted against an Indemnified Party of the Purchaser in any capacity, or any of them or their respective affiliates, by any stockholder of the Company who is not an affiliate of such Purchaser, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under this Agreement or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state, federal or foreign securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Notice of Claims; Procedures. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. In the event of any claim or demand asserted against an Indemnified Party by a third-party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 30 days after receipt from the Indemnified Party of the claim referred to above, indicating whether such Indemnifying Party intends to assume the defense of the claim or demand. If an Indemnifying Party assumes the defense, such Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense or fails to make such an election with the 30-day period, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Basket and Cap. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful misconduct, (i) the Indemnifying Party shall not be obligated to indemnify an Indemnified Party under Section 4.1, except if and to the extent that the aggregate Losses incurred by the Indemnified Party as a result of all Losses that would otherwise be subject to indemnification under Section 4.1 exceeds the sum of US$500,000 (the “Basket Amount”), and then such Indemnified Party shall be entitled to indemnification only for the portion of its Losses that exceeds the Basket Amount, (ii) the Indemnifying Party shall not be responsible for indemnifying any Indemnified Party for any individual claims where the Losses relating thereto are less than US$100,000 such items shall not be aggregated for purposes of clause (i) above, and (iii) the aggregate Liability of the Indemnifying Party to the Purchaser for indemnification under this Section 4.1 shall be limited to the Purchase Price.

Section 4.4 Third-Party Claims.

(a) If any third-party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third-party (a “Third-Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Section 4.4, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party, and no failure on the part of the Indemnified Party to comply with any of the procedures in this Section 4.4, shall relieve the Indemnifying Party of any obligation under Section 4.1 with respect thereto unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

(b) Subject to Section 4.4(d) below, upon receipt of a Claim Notice with respect to a Third-Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third-Party Claim by notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third-Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel, selected by it, who is reasonably satisfactory to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted actively and diligently by the Indemnifying Party to a final conclusion or settled. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to consent to the entry of a judgment or enter into any compromise or settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

(c) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third-Party Claim assumed by the Indemnifying Party pursuant to Section 4.4(b); provided, however, if, based on written advice of counsel, the Indemnified Party concludes that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.

(d) If (i) the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 4.4(b), (ii) the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 4.4(b) but fails to diligently prosecute or settle such Third-Party Claim, (iii) the Indemnifying Party and the Indemnified Party are parties to the same proceeding (or, assuming the veracity of the facts alleged by the party bringing the Third-Party Claim, the Indemnifying Party and the Indemnified Party may become parties to the same proceeding) and the Indemnified Party determines in good faith that a conflict of interest exists between the Indemnifying Party and the Indemnified Party, (iv) the Indemnified Party determines in good faith that there is a reasonable possibility that it will be prejudiced in any material respect beyond the ambit of such Third-Party Claim by the Indemnifying Party’s control of the defense and proceedings with respect to any Third-Party Claim, or (v) such Third-Party Claim is a claim by a governmental tax authority, then (A) the Indemnified Party shall have the right to assume full control of the defense and proceedings with respect to such Third-Party Claim, and the Indemnified Party may compromise or settle such Third-Party Claim without consulting with, or obtaining consent from, the Indemnifying Party in connection therewith (it being understood and agreed that the Indemnifying Party shall not be bound by any such compromise or settlement entered into without its consent) and (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including fees and disbursements of no more than one counsel per jurisdiction (such counsel reasonably acceptable to the Indemnifying Party) reasonably incurred in connection with such Third-Party Claim). The Indemnified Party shall have full control of such defense and proceedings, although the Indemnifying Party shall be entitled to participate in any defense or settlement controlled by the Indemnified Party pursuant to this Section 4.4(d) at its sole expense. Any compromise or settlement of a Third-Party Claim effected by the Indemnified Party without the Indemnifying Party’s consent shall not be dispositive of the amount of any Losses with respect to such Third-Party Claim.

(e) In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third-Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no delay on the part of the Indemnified Party in delivering the Indemnity Notice pursuant to this Section 4.4(e) shall relieve the Indemnifying Party of any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

ARTICLE V

REGISTRATION OF PURCHASE SHARES

Section 5.1 Request for Registration of Purchase Shares on Form F-3. So long as the Company is eligible to use Form F-3 (or any successor form thereto) under the Securities Act in connection with a public offering of its securities, the Purchaser may provide a written request to the Company that the Company register, under the Securities Act on Form F-3 (an “F-3 Registration”), all or a portion of the Registrable Securities owned by the Purchaser. If requested by the Purchaser such F-3 Registration shall be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act. The Company shall (i) use its reasonable best efforts to file the registration statement for the F-3 Registration with the SEC no later than the date on which the Company files with the SEC an annual report on Form 20-F with respect to the fiscal year ended December 31, 2013 (or shortly thereafter) or such later time as requested by the Purchaser and (ii) use its reasonable best efforts to cause the F-3 Registration to become and remain effective under the Securities Act as soon as possible, but in any event not later than sixty (60) days after the initial filing with the SEC. The Company shall immediately notify the Purchaser via facsimilie or by e-mail delivery of a “.pdf” format data file of the effectiveness of a registration statement. The Company shall be required to keep any such registration effective for ninety (90) days pursuant to each request (the “Effectiveness Period”).

Section 5.2 Request for Registration of Purchase Shares on Form F-1. At any time the Company becomes ineligible to use Form F-3 (or any successor form thereto) under the Securities Act, the Purchaser may provide a written request to the Company that the Company register, under the Securities Act on Form F-1 (an “F-1 Registration”), all or a portion of the Registrable Securities owned by the Purchaser; provided, however, that the Company shall not be obligated to effect more than three (3) such F-1 Registrations. The Company shall (i) use its reasonable best efforts to file any such F-1 Registration no later than 120 days after it receives a written request under this Section 5.2 or such later time as requested by the Purchaser, and (ii) use its reasonable best efforts to cause the F-1 Registration to become and remain effective under the Securities Act as soon as possible after the initial filing with the SEC. The Company shall immediately notify the Purchaser via facsimilie or by e-mail delivery of a “.pdf” format data file of the effectiveness of a registration statement.

Section 5.3 “Registrable Securities” means each of the following: (a) any and all Purchase Shares or (b) any Ordinary Shares issued or issuable to the Purchaser with respect to the Purchase Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any Ordinary Shares or voting shares issuable upon conversion, exercise or exchange thereof. Registrable Securities will cease to be “Registrable Securities,” (i) when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) when and for so long as the entire amount of the Registrable Securities owned by a Purchaser may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Purchaser, each in their reasonable judgment, without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act, (iii) when the Registrable Securities are sold or distributed by a Person not entitled to the registration rights granted by this Agreement or (iv) upon the fourth (4th) anniversary of the Closing Date.

Section 5.4 Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) days prior to the filing of a registration statement and not less than one (1) day prior to the filing of any related prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish to the Purchaser copies of all such documents proposed to be filed.

(b) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to the F-3 Registration and any prospectus used in connection therewith as may be necessary to keep the F-3 Registration continuously effective as to the applicable Registrable Securities for the Effectiveness Period; (ii) cause any related prospectus to be amended or supplemented by any required prospectus supplement and, as so supplemented or amended, to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to a registration statement or any amendment thereto and provide as promptly as reasonably possible to the Purchaser copies of all correspondence from and to the SEC relating to a registration statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a registration statement during the applicable period in accordance with the intended methods of disposition by the Purchaser set forth in such registration statement as so amended or in such prospectus as so supplemented.

(c) Notify the Purchaser as a holder of the Registrable Securities as promptly as reasonably possible (i) when a post-effective amendment to a registration statement is proposed to be filed, when the SEC notifies the Company that there will be a review of such registration statement and whenever the SEC comments in writing on such registration statement, and with respect to a registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or for additional information; (iii) of the issuance by the SEC or a state government authority of any stop order that has come to the attention of the Company suspending the effectiveness of a registration statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a registration statement ineligible for inclusion therein or any statement made in a registration statement or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect; and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a registration statement, provided that any and all of such information shall remain confidential to the Purchaser until such information otherwise becomes public, unless disclosure by the Purchaser is required by law; provided, further, that notwithstanding the Purchaser’s agreement to keep such information confidential, the Purchaser makes no acknowledgement that any such information is material, non-public information.

(d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a registration statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(e) Furnish to the Purchaser, without charge, at least one conformed copy of each registration statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by the Purchaser, and all exhibits to the extent requested by the Purchaser (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC; provided, that any such item which is available on the EDGAR system need not be furnished in physical form.

(f) Prior to any resale of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Purchaser in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Purchaser under the securities or Blue Sky laws of such jurisdictions within the United States the Purchaser reasonably requests in writing, to keep the F-3 Registration and each qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities.

(g) If requested by the Purchaser, cooperate with the Purchaser to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a registration statement, which certificates shall be free, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as the Purchaser may request.

(h) Upon the occurrence of any event contemplated by Section 5.4(c), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a registration statement or any document incorporated or deemed to be incorporated therein by reference.

Section 5.5 Expenses. Notwithstanding any provision herein to the contrary in this Article V, the Company shall bear registration expenses only in connection with the F-3 Registration and F-1 Registration pursuant to this Article V, whether or not the F-3 Registration or F-1 Registration becomes effective.

Section 5.6 Termination. The registration rights set forth in this Article V shall terminate three (3) months after the Purchaser ceases to be an affiliate (as defined in Rule 144 under the Securities Act) of the Company.

ARTICLE VI

PURCHASER’S PREEMPTIVE RIGHT

Section 6.1 Grant of Preemptive Right. Subject to the terms in this Article VI, if at any time the Company wishes to issue any Shares, ADSs, convertible securities or share purchase rights (collectively, “New Securities”) to any Person or Persons, the Purchaser shall have a preemptive right to purchase its Pro Rata Share (as defined below), of any such New Securities. “Pro Rata Share” for purposes of this preemptive right means that number of the New Securities equal to the product of (i) a fraction, the numerator of which is the Purchaser’s aggregate ownership of Shares and ADSs representing Shares (calculated on an as-converted and fully-diluted basis) and the denominator of which is the number of the Company’s total issued and outstanding Shares (calculated on an as-converted and fully-diluted basis immediately prior to the issuance of the New Securities), multiplied by (ii) the number of New Securities to be issued. The Purchaser’s preemptive rights described in this Article VI shall terminate upon the disposal of any of the Purchase Shares by the Purchaser.

Section 6.2 Exercise of Preemptive Right. In the event that the Company proposes to issue New Securities, it may give the Purchaser a written notice of its intention to issue New Securities (the “Issuance Notice”), describing the approximate number and type of New Securities, the terms of such New Securities, the estimated pricing date, the estimated price range (as may be modified in accordance with the provisions hereof, the “Estimated Price Range”) and the other terms upon which the Company proposes to issue and sell such New Securities. Any such Issuance Notice shall be delivered to the Purchaser not less than five (5) business days prior to the pricing (the “Pricing”) of such New Securities. If the estimated pricing date or the Estimated Price Range shall change, the Company shall promptly notify the Purchaser prior to the Pricing, provided that in the event of any change in the Estimated Price Range, the Purchaser shall be entitled to revoke any agreement to purchase that it may have delivered as set forth in the following sentence. Following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, the Purchaser shall have the right, by giving written notice to the Company at least three (3) days prior to the Pricing, to either (x) agree to purchase up to its Pro Rata Share of such New Securities within the Estimated Price Range and upon the general terms specified in the Issuance Notice (which shall not exceed the Purchaser’s Pro Rata Share) or (y) waive its right to so purchase up to its Pro Rata Share of such New Securities. If, following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, the Purchaser fails to agree in writing at least three days prior to the Pricing to purchase the Purchaser’s full Pro Rata Share of such offering of New Securities, then (A) except as set forth in Section 6.3, the Purchaser shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase, and (B) the Company shall have forty-five (45) calendar days thereafter to sell the New Securities with respect to which the Purchaser’s preemptive right hereunder was not exercised, at a price within or above the Estimated Price Range and upon general terms no more favorable to the purchasers thereof than specified in the Company’s Issuance Notice to the Purchaser. In the event that the Company has not issued and sold the New Securities within such forty-five (45) calendar day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Purchaser pursuant to this Article VI.

Section 6.3 Exercise of Preemptive Right. In the event that the Company proposes to issue New Securities in a transaction in which (i) it does not provide the Purchaser with the Issuance Notice and an opportunity for the Purchaser to elect to purchase up to their Pro Rata Share of such New Securities during the period described above, or (ii) it shall have notified (or been required to notify) the Purchaser, less than five (5) business days prior to the Pricing, of any acceleration in the estimated pricing date, or a delay in the estimated pricing date of more than ten (10) business days, or a reduction of more than 10% in the Estimated Price Range (and the Purchaser shall not have purchased New Securities in connection with such transaction), then no later than five (5) business days after the issuance of such New Securities, the Company shall provide the Purchaser with a written notice of the issuance of such New Securities, setting forth the price and other terms on which such New Securities were sold, and the Purchaser shall have thirty (30) days from the date such notice is effective hereof based upon the manner or method of notice, to deliver to the Company a written notice indicating its agreement to purchase up to its Pro Rata Share of such New Securities at the same price and on the same terms and conditions under which such New Securities were sold in such transaction, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Purchaser’s Pro Rata Share), and upon receipt of such written notice from the Purchaser, the Company shall be required to sell such quantity of the New Securities to the Purchaser.

Section 6.4 Payment. If the Purchaser gives the Company notice pursuant to Section 6.2 or Section 6.3 that the Purchaser desires to purchase all or any of the New Securities it is entitled to purchase, payment therefor shall be made by wire transfer, against issuance of such New Securities at the executive offices of the Company, on the date such securities are issued to the Purchaser. In the event that the Issuance Notice specifies that consideration other than cash is to be paid in connection with any issuance of New Securities, in lieu of such other consideration, the Purchaser will be entitled to pay the cash equivalent of such other consideration, as determined by an independent third-party appraiser jointly appointed by the Company and the Purchaser.

Section 6.5 Exceptions. The preemptive right contained in this Article VI shall not apply to the issuance of any New Securities issued (A) as a share dividend to holders of Shares or ADSs or upon any subdivision or combination of such Shares or ADSs, (B) upon the conversion of any Shares, (C) upon the conversion, exchange or exercise of any convertible securities or warrants of the Company duly issued on or prior to the date hereof that are convertible into, exchangeable or exercisable for Shares or ADSs, (D) to employees, officers or directors of the Company or any Subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, or employment or advisory related warrants, contracts or other arrangements approved by the Board prior to or following the date hereof, (E) in connection with any direct or indirect acquisition by the Company of, or a merger with and into the Company of, another Person or business approved by the Company’s board of directors prior to or following the date hereof, or (F) in connection with an offering pursuant to an effective registration statement filed with the SEC.

Section 6.6 Termination. The preemptive rights set forth in this Article VI shall terminate immediately upon the Purchaser ceasing to be an affiliate (as defined in Rule 144 under the Securities Act) of the Company.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b) and (c) hereof, each of which shall survive indefinitely.

Section 7.2 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing, (i) by mutual agreement of the Parties, (ii) by any Party in the event that the Closing has not occurred by December 6, 2013 (the “Termination Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any Party whose willful breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date. Nothing in this Section 7.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination and after the effective date of this Article V.

Section 7.3 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 7.4 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(i)	The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(iii)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(iv)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 7.5 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 7.6 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 7.7 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Parties, except that the Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the other Parties, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:	ICBC Credit Suisse Asset Management (International) Company Limited Suite 801, 8/F, ICBC Tower, 3 Garden Road, Central, Hong Kong Fax: +852 3975 3600 Attn: Mr. Cao Guanye

With copy to:	Troutman Sanders 34th Floor, Two Exchange Square 8 Connaught Place, Central Hong Kong Fax: +852 2533 7896 Attn: Michelle Graffum

If to the Company, at:	China Mobile games and Entertainment Group Limited Block A, 15/F Huajian Building 233 Tianfu Road, Tianhe District Guangzhou, PRC Fax: +852 2763-4168 Attn: Ken Fei Fu Chang, Chief Financial Officer

With copy to:	Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 3761-3301 Attn: Benjamin Su

Any Party may change its address for purposes of this Section 7.8 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 7.9 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 7.11 Fees and Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 7.12 Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser and the Company unless otherwise required by Securities Law or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 7.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.14 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.15 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ICBC Credit Suisse Asset Management (International) Company Limited

By:	/s/ Tang Richard Hu
	Name:	Tang Richard Hu
	Title:	Chief Executive Officer

China Mobile Games and Entertainment Group Limited

By:	/s/ Ken Fei Fu Chang
	Name:	Ken Fei Fu Chang
	Title:	Director and Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]